Exhibit 99.1

news release

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
Randall Bolten, SVP & CFO	Mariza Costa
408-570-1000	212-766-1800 ext. 2
Investor_Relations@phoenix.com	Investor_Relations@phoenix.com

Phoenix Technologies Ltd. Reports Fiscal Fourth Quarter &

Year End Financial Results

MILPITAS, CA: November 17, 2005 — Phoenix Technologies Ltd. (Nasdaq: PTEC) today reported its fiscal fourth quarter and year end 2005 financial results.

For the fiscal fourth quarter ended September 30, 2005, the Company announced revenue of $22.6 million, operating loss of $708,000, and net loss of $5.7 million, or $0.23 per diluted share. The net loss for the quarter reflects income tax provisions totaling $6.2 million, a significant portion of which is related to an ongoing review of income taxes for our Taiwan operations in prior years. These figures compare to revenue of $23.7 million, operating income of $1.3 million, and net income of $0.7 million, or $0.03 per diluted share, in the quarter ended June 30, 2005. The comparable results in the year-earlier period ended September 30, 2004 were revenue of $24.5 million, operating income of $3.0 million, and net income of $2.6 million, or $0.10 per diluted share.

Revenue from new businesses, which include PC applications and total revenues from non-PC devices, accounted for $9.5 million, or 42% of total revenue during the September 30, 2005 quarter, compared to $8.6 million, or 36% in the previous quarter and $6.3 million, or 26% in the year-earlier quarter.

For the fiscal year ended September 30, 2005, revenue was $99.5 million, compared with $86.8 million for the fiscal year ended September 30, 2004. Operating income for the fiscal year was $9.5 million compared with $3.1 million in fiscal 2004. Net income was $269,000, or $0.01 per diluted share compared with $449,000 or $0.02 in fiscal 2004. New business revenue for the fiscal year was $35.0 million compared with $17.1 million during fiscal 2004.

“While we are disappointed that we did not achieve our revenue target, the shortfall was principally in our core business – Core System Software for PCs and servers – where we undertook aggressive pricing activities to build market share with existing customers,” said Mr. Sisto. “However, the financial health of the Company continued to strengthen in 2005 as we had double-digit revenue growth, and significant improvements in cash and accounts receivable.”

“We continue to make progress in executing our strategic vision as revenue from new business areas grows, our presence in the world of non-PC devices expands, and our overall revenue mix in terms of core system software and applications becomes more balanced.” said Albert E. Sisto, Chairman and CEO. “We are also encouraged by the market acceptance our new products, which was demonstrated by reaching a new milestone in quarterly sales for our device identity and security offerings.”

The Company’s cash and short–term investments as of September 30, 2005, were $74.8 million, compared to $72.4 million at June 30, 2005. Operating expenses were $18.8 million, compared to $18.0 million in the quarter ended June 30, 2005 and $17.6 million for the quarter ended September 30, 2004.

The Company will conduct its regularly scheduled financial announcement conference call on Thursday, November 17, 2005, at 1:30 p.m. PST. Investors are invited to listen to a live audio web cast of Phoenix’s quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. A replay of the web cast will be available approximately 30 minutes after the conclusion of the call. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until Tuesday, November 28, 2005 at 9:00 p.m. PDT and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering confirmation number 2631277.

About Phoenix

Phoenix Technologies (Nasdaq:PTEC) is a global market leader in device-defining software that assures endpoint security, from the start. The company first established dominant industry leadership 26 years ago with BIOS software, currently has over one billion products deployed and continues to ship in over 100 million new systems each year. From this unique foundation of core system level expertise and firmware offering the highest levels of reliability, Phoenix has created a portfolio of innovative software products that simply and easily identify and restore devices, thereby ensuring unparalleled endpoint security and availability.

With a focused commitment to the highest levels of customer confidence and satisfaction, Phoenix serves enterprise and government channel partners, ODMs, OEMs, system builders and ISVs by enabling them to decrease time to market, differentiate their products, create value, increase profits and decrease cost of ownership. Phoenix is headquartered in Milpitas, California with offices worldwide in global business and technology centers. For more information, visit www.phoenix.com.

Phoenix, Phoenix Technologies, the Phoenix Technologies logo, and Recover Pro are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 27, 2004.

Phoenix, Phoenix Technologies and the Phoenix Technologies logo and TrustedCore, are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.

PHOENIX TECHNOLOGIES LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$36,905	$38,898
Short-term investments available for sale	37,922	20,925
Accounts receivable, net	22,684	23,871
Other current assets	6,704	6,268

Total current assets	104,215	89,962

Property and equipment, net	4,550	4,519
Computer software costs, net	4,568	7,922
Goodwill, net	13,932	13,433
Intangible assets, net	368	437
Other assets	3,403	4,612

Total assets	$131,036	$120,885

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,120	$2,188
Accrued compensation and related liabilities	5,781	5,535
Deferred revenue	8,305	9,642
Income taxes payable	11,425	3,136
Other accrued liabilities	4,236	3,765

Total current liabilities	31,867	24,266

Long-term obligations	2,205	3,590

Total liabilities	34,072	27,856

Stockholders’ equity:
Preferred stock	—	—
Common stock	33	32
Additional paid-in capital	183,448	180,525
Retained earnings	5,061	4,793
Accumulated other comprehensive loss	(1,135)	(1,878)
Less: Cost of treasury stock	(90,443)	(90,443)

Total stockholders’ equity	96,964	93,029

Total liabilities and stockholders’ equity	$131,036	$120,885

PHOENIX TECHNOLOGIES, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004
Revenues	$22,583	$24,478	$99,536	$86,750
Cost of revenues	4,518	3,813	17,453	15,192

Gross Margin	18,065	20,665	82,083	71,558

Operating expenses:
Research and development	5,309	5,508	20,377	22,326
Sales and marketing	8,563	8,495	35,516	32,597
General and administrative	4,907	3,691	16,413	13,277
Amortization of acquired intangible assets	18	19	70	70
Stock-based compensation	(10)	103	180	280
Restructuring and related charges	(14)	(195)	(14)	(56)

Total operating expenses	18,773	17,621	72,542	68,494

Income (loss) from operations	(708)	3,044	9,541	3,064

Interest and other income (expense), net	1,233	321	312	193

Income (loss) before income taxes	525	3,365	9,853	3,257

Income tax expense	6,226	783	9,584	2,808

Net income (loss)	$(5,701)	$2,582	$269	$449

Income (loss) per share:
Basic	$(0.23)	$0.11	$0.01	$0.02
Diluted	$(0.23)	$0.10	$0.01	$0.02
Shares used in income (loss) per share calculation:
Basic	24,983	24,537	24,815	24,444
Diluted	24,983	24,749	25,628	24,799

PHOENIX TECHNOLOGIES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$269	$449
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	6,473	7,274
Stock-based compensation	180	280
Loss from disposal of fixed assets	—	268
Deferred income tax	370	167

Change in operating assets and liabilities:
Accounts receivable	1,187	(1,110)
Prepaid royalties and maintenance	2,216	2,478
Other assets	1,202	218
Accounts payable	(71)	796
Accrued compensation and related liabilities	246	(2,134)
Deferred revenue	(1,337)	6,346
Income taxes	4,199	(181)
Accrued restructuring charges	(639)	(1,113)
Other accrued liabilities	800	(64)

Net cash provided by operating activities	15,096	13,674

Cash flows from investing activities:
Proceeds from sale of investments	210,973	195,320
Purchases of investments	(227,970)	(195,600)
Proceeds from the sale of fixed assets	—	38
Purchases of property and equipment	(3,081)	(1,545)
Unrealized Gain/(Loss) on Investment	(16)	—
Acquisition of businesses, net of cash acquired	(500)	(500)

Net cash used in investing activities	(20,594)	(2,287)

Cash flows from financing activities:
Proceeds from stock purchases under stock option and stock purchase plans	2,746	1,191

Net cash provided by financing activities	2,746	1,191

Effect of exchange rate changes on cash and cash equivalents	759	(281)

Net increase in cash and cash equivalents	(1,993)	12,297
Cash and cash equivalents at beginning of period	38,898	26,601

Cash and cash equivalents at end of period	$36,905	$38,898